UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	On December 3, 2015, ManTech International Corporation (the “Company”) entered into Executive Continuity and Stay Incentive Agreements (the “Award Agreements”) with the following executive officers: Kevin M. Phillips, Daniel J. Keefe, L. William Varner, III and Judith L Bjornaas. The Award Agreements provide for an unvested right to a fixed cash payment (the “Award”) in the event of an automatic conversion of the Company’s Class B Common Stock into shares of the Company’s Class A Common Stock resulting from the death of George J. Pedersen, our co-founder, Chairman and Chief Executive Officer, pursuant to Section 4.2(e)(5)(i) of the Company’s Second Amended and Restated Certificate of Incorporation (the “Triggering Event”). The term of the Award Agreements commences on December 3, 2015, and continues until the third anniversary of that date, with automatic annual extensions thereafter unless the Company provides notice of termination, and subject to earlier termination if the executive officer’s employment with the Company terminates (i) for any reason before the Triggering Event, or (ii) for any reason other than a Qualifying Termination (as defined in the Award Agreements) on or after the Triggering Event. The Board of Directors of the Company determined that the Award Agreements are in the best interests of the Company and its stockholders given that the occurrence of the Triggering Event would reduce the voting power of the shares that would be held by Mr. Pederson’s estate from approximately 85% to approximately 35%, the prospect of this change in voting control may create uncertainty among certain Company key personnel regarding their personal financial and employment situations, and this uncertainty has the potential to be disruptive to the Company’s operations.

Under the terms of the Award Agreements, each executive officer referenced above would receive an unvested right to the Award upon the occurrence of the Triggering Event. Vesting and payment of the Award is generally subject to a continued service requirement, with half of the amount of the Award paid on the first anniversary of the Triggering Event and half of the amount of the Award paid on the second anniversary of the Triggering Event, in each case subject to the executive officer’s continued employment with the Company through such time. Notwithstanding this continued service requirement, the full amount of any unpaid portion of an Award will be paid upon the occurrence of a “Change in Control” or a “Qualifying Termination” during the term of the Award Agreements and after the date of the Triggering Event. For the purposes of the Award Agreements, a Change of Control is deemed to have occurred upon the following events: the acquisition of beneficial ownership of fifty percent or more of the outstanding voting power of the Company’s stock, subject to certain exceptions; if the Company’s incumbent members of the Board of Directors at the beginning of any two-year period cease, for any reason, to constitute a majority of the Board of Directors, subject to certain exceptions; consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, subject to certain exceptions; or approval by the Company’s stockholders of a complete liquidation or dissolution of the Company. For the purposes of the Award Agreements, a Qualifying Termination means a termination of the executive officer’s employment by the Company other than for “Cause” (as defined in the Award Agreements) and not due to the executive officer’s death or disability. Cause will be deemed to exist if the executive officer: (i) has been indicted for committing an act of fraud, embezzlement, theft or other act constituting a felony; (ii) willingly engages in illegal conduct or gross misconduct that significantly and adversely affects the Company; (iii) is unable to maintain a security clearance that is required and essential for the performance of the executive officer’s duties; or (iv) fails to perform the material duties of his or her position (subject to notice and/or cure periods in certain cases).

The Award Agreements provide that, to the extent that the part or all of the consideration, compensation or benefits to be paid to the executive officers under the Award Agreements would constitute “parachute payments” under Section 280G of the Internal Revenue Code (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts will be either provided in full or delivered to such lesser extent which would result in no portion of such amount being subject to excise tax, based on whichever option yields the greater amount, taking into account certain standard tax considerations. Additionally, the Award Agreements provide that any amounts payable thereunder are intended to be exempt under Section 409A of the Code under the “short-term deferral” exemption, and contain standard provisions providing for (among other things) modification of the Award Agreements to the extent that the they would trigger any additional tax, penalty or interest imposed by Section 409A, in order to avoid that result while preserving, to the nearest extent reasonably possible, the intended benefit for the executive officers.

The Award amount for each of executive officer is as follows (in each case payable over two years following the occurrence of a Triggering Event, and subject to the continued service condition requirement described):

Kevin M. Phillips	$1,500,000
Daniel J. Keefe	$1,500,000
L. William Varner, III	$1,500,000
Judith L. Bjornaas	$700,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: December 9, 2015	By:	/s/ Michael R. Putnam
Michael R. Putnam
Senior Vice President – Corporate & Regulatory Affairs